Exhibit 3.063

CERTIFICATE OF FORMATION
OF

MERIDEN GAS TURBINES LLC

The undersigned, being a natural person 18 years of age or older and for the purpose of forming a limited liability company for general business purposes under the Delaware Limited Liability Act, hereby adopts the following Certificate of Formation:

1.             Name: The name of the limited liability company is Meriden Gas Turbines LLC

2.             Registered Office: The address of the registered office of the limited liability company is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.             Organizer: The name and address of the sole organizer of the limited liability company is James J. Bender, NRG Energy, Inc., 901 Marquette Avenue, Suite 2300, Minneapolis, Minnesota 55402.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Meridan Gas Turbines LLC this 19th day of December, 2000.

/s/ James J. Bender
James J. Bender
Authorized Person

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 12:30 PM 12/20/2000
001640212 – 3333258

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:30 PM 12/20/2001
010662368 – 3333258

CERTIFICATE OF MERGER OF
PDC-EL PASO MERIDEN, LLC
INTO
MERIDEN GAS TURBINES LLC

Pursuant to the provisions of the Delaware Limited Liability Act, the following Certificate of Merger is executed as of December 19, 2001 by Meriden Gas Turbines LLC (“Surviving Company”), a Delaware limited liability company;

First: Surviving Company is a limited liability company organized and existing under the laws of the State of Delaware and is subject to the provisions of the Delaware Limited Liability Company Act.

Second: PDC-El Paso Meriden, LLC is a limited liability company organized and existing under the laws of the State of Connecticut and subject to the Connecticut Limited Liability Company Act.

Third: An Agreement and Plan of Merger has been approved and executed by Meriden Gas Turbines LLC and PDC-El Paso Meriden, LLC adopted in accordance with Delaware law by the written action of the sole member of Meriden Gas Turbines LLC and in accordance with the provisions of Connecticut law by the written action of the sole member of PDC-E1 Paso Meriden, LLC.

Fourth: A copy of the Agreement and Plan of Merger is on file at the place of business of the Surviving Company, Meriden Gas Turbines LLC, Blaymore I, Fourth Floor, 1606 Carmody Court, Sewickley, PA 15143. A copy of such Agreement of Merger will be furnished by Surviving Company, on request and without cost, to any member or person holding an interest in Merged Company.

Fifth: Upon consummation of the Merger, the name of Surviving Company shall remain Meriden Gas Turbines LLC.

IN WITNESS HEREOF, each of the companies has caused this Certificate of Merger to be executed effective as of the date written above.

SURVIVING COMPANY:

MERIDEN GAS TURBINES LLC

By	/s/ Craig A. Mataczynski
	Its	President

Craig A. Mataczynski